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                                                                    EXHIBIT 10.1


                                AMENDMENT NO. ONE
                                       TO
                            SHARE PURCHASE AGREEMENT

         THIS AMENDMENT NO. ONE TO SHARE PURCHASE AGREEMENT (this "Amendment"), dated as of September 14, 1998, is made between American Industrial Properties REIT, a Texas real estate investment trust (the "Trust"), and Developers Diversified Realty Corporation, an Ohio corporation ("Buyer"). Except as otherwise indicated, capitalized terms used but not defined herein have the meanings ascribed to them in the Share Purchase Agreement dated as of July 30, 1998 between the Trust and Buyer (the "Purchase Agreement").

                                    RECITALS:

         WHEREAS, Buyer and the Trust entered into the Purchase Agreement to provide for the purchase and sale of Trust Common Shares and to establish various rights and obligations in connection with the Purchase Agreement and the Merger Agreement;

         WHEREAS, Buyer and the Trust desire to amend the Purchase Agreement in order to modify the rights and obligations described in the Purchase Agreement;

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

         1. Amended and Restated Section 6.3(b). Section 6.3(b) of the Purchase Agreement is hereby deleted and the following Section 6.3(b) is hereby substituted therefor:

         "(b) Subject to Section 6.3(g), at any meeting of the shareholders of the Trust thereafter held to elect Managers, Buyer is entitled to nominate four Managers to the Board of Managers, including the Chairman of the Board of Managers, and Buyer's right to nominate Managers to the Board of Managers will continue, based on its ownership of the Purchased Shares, as follows:
    (i) so long as Buyer holds a number of Trust Common Shares that is equal to or greater than 75% of the number of Buyer Shares, Buyer is entitled to nominate four candidates for the Board of Managers, including the Chairman of the Board; (ii) so long as Buyer holds a number of Trust Common Shares that is less than 75%, but equal to or greater than 50%, of the number of Buyer Shares, Buyer is entitled to nominate three candidates for the Board of Managers, including the Chairman; (iii) so long as Buyer holds a number of Trust Common Shares that is less than 50%, but equal to or greater than 25%, of the number of Buyer Shares, Buyer is entitled to nominate two candidates for the Board of Managers; and (iv) if Buyer holds a number of Trust Common Shares that is less than 25% of the number of Buyer Shares, then Buyer's right to nominate Managers will terminate. The Trust shall cause such nominees to be included in the slate of nominees recommended by the Board of Managers to the Trust's shareholders for election as Managers, and the Trust shall use its reasonable best efforts to cause the election of such nominees."






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         2.    New Section 6.3(g). The following Section 6.3(g) is hereby added to the Purchase Agreement:

         "(g) Notwithstanding anything to the contrary in Section 6.3(b), if Buyer has not purchased all of the Remaining Shares by the end of the fifth Business Day after the expiration of the 180 Day Period (as defined in Section 6.14) in accordance with Section 6.14 (so long as Buyer's failure to purchase all or part of the Remaining Shares is not a result of the Trust's failure to satisfy any condition precedent or to make any delivery required by this Agreement that has not been waived, in which case this Section shall not apply), then Buyer will be entitled to nominate a number of candidates to the Board of Managers equal to the product of: (a) 10 or the number of Managers that would constitute the authorized number of Managers, whichever is lower, times (b) a fraction, the numerator of which is the sum of the number of the Purchased Shares plus all Trust Common Shares purchased by Buyer under Sections 6.7 and 6.15, and the denominator of which is the number of Trust Common Shares then outstanding on a fully diluted basis, with that product rounded down to the nearest whole number (the "Product"). In determining the Product, any outstanding Buyer Preferred Shares will be treated as Purchased Shares when determining the numerator in clause (b) and will be treated as Trust Common Shares when determining the denominator in clause (b). If at any time the Product is less than the number of Buyer representatives then serving on the Board of Managers, Buyer shall cause a number of Buyer representatives to resign so that the number of Buyer representatives is equal to the Product. If at any time the Product is less than three, Buyer's right to nominate the Chairman of the Board of Managers shall cease (subject to automatic renewal if the Product is thereafter three or more) and Mr. Wolstein (or his successor if such successor was nominated by Buyer) shall resign as Chairman of the Board of Managers. The Trust shall cause Buyer's nominees to be included in the slate of nominees recommended by the Board of Managers to the Trust's shareholders for election as Managers, and the Trust shall use its reasonable best efforts to cause the election of such nominees."

         3.    New Sections 6.6(e) and (f). The following Sections 6.6(e) and
(f) are hereby added to the Purchase Agreement:

         "(e) Notwithstanding anything to the contrary in Section 6.6(a), after the aggregate purchase price for the Additional Purchased Shares reaches $100,000,000, the Additional Purchase Option is not exercisable on any date on which: (i) the closing price per common share, without par value, of Buyer (each, a "Buyer Common Share"), on the NYSE, as reported in The Wall Street Journal for the last trading day prior to such date, was equal to or less than $18.00, as adjusted for any share split, subdivision, combination, merger, reclassification or share dividend related to the Buyer Common Shares occurring at or before that date, or (ii) the aggregate value of the Purchased Shares and all Trust Common Shares purchased by Buyer pursuant to Sections 6.7 and 6.15, determined based upon the amount paid by Buyer for such shares (with each Merger Share valued at $15.50 per share), exceeds ten percent (10%) of Buyer's Market Capitalization as of the last trading day prior to such date. "Buyer's Market Capitalization" means for any date (with the value of Buyer's publicly-traded securities determined by reference to the trading prices reported in The Wall





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    Street Journal for the last trading day prior to such date when available and, when not available, based upon a certificate of the chief financial officer of Buyer who shall, in good faith, value such securities): (i) the aggregate value of all of Buyer's equity securities then issued and outstanding, including Buyer Common Shares, and Buyer's preferred and convertible securities, determined on a fully-diluted basis, plus (ii) the then outstanding aggregate principal amount of the indebtedness of Buyer and any subsidiary of Buyer. The term of the Additional Purchase Option shall be extended by one day for each day that the Additional Purchase Option cannot be exercised because of the conditions contained in this Section 6.6(e).

         (f) The purchase price of all Trust Common Shares and Buyer Preferred Shares issued to Buyer pursuant to that certain unit repurchase agreement to be entered into among Buyer, the Trust and each investor named on the signature pages thereto related to the properties known as Tech 29 (the "Unit Agreement"), will reduce the aggregate amount of the Additional Purchase Option on a dollar for dollar basis. If Buyer would own, as a result of any sale and purchase under the Unit Agreement, in excess of the Threshold Amount, the Trust shall only sell Buyer Preferred Shares to Buyer under the Unit Agreement at a price of $14.00 per Buyer Preferred Share."

         4. New Section 6.14. The following Section 6.14 is hereby added to the Purchase Agreement:

         "Section 6.14 Funding at the Second Closing. (a) Notwithstanding anything to the contrary in Section 2.2 or 2.3(b), at the Second Closing Buyer is only obligated to purchase, and the Trust is only obligated to sell, the number of Trust Common Shares that is equal to (i) the sum of (x) the aggregate principal balance of and accrued interest on any loans then outstanding under the Funding Option, and (y) the aggregate purchase price, after subtracting the value of any debt financing, of all property acquisitions listed on Schedule 6.12 of the Purchase Agreement that close prior to the Second Closing or are approved, between the Initial Closing Date and the Second Closing Date, by a majority of the Managers on the executive committee of the Board of Managers of the Trust (the "Executive Committee") that are not Affiliates of the seller of the property or of the assignor that assigned its right to acquire such property to the Trust, divided by (ii) $15.50; and it is a condition precedent to Buyer's obligation to purchase Trust Common Shares under this paragraph that the Trust shall have borrowed at least 35% of the aggregate purchase price of each such acquisition from one or more third-party lenders. The Trust shall initiate the sale and purchase at the Second Closing by delivering to Buyer a certificate of the Chief Executive Officer of the Trust identifying the applicable loan amounts, the properties to be acquired and the relevant purchase price and debt financing information for each, and the number of Trust Common Shares to be sold and purchased.

               (b) From time to time beginning on the Second Closing Date and ending on the date 180 days after the Second Closing Date (the "180 Day Period"), Buyer agrees to purchase, and the Trust agrees to sell, at a price of $15.50 per Trust Common Share, a number of Trust Common Shares that in the aggregate, when added to the Trust Common


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    Shares purchased pursuant to Section 6.14(a), does not exceed the total number of the Remaining Shares, solely for the purpose of funding property acquisitions approved by a majority of the members of the Executive Committee that are not Affiliates of the seller of the property or of the assignor that assigned its right to acquire such property to the Trust; but it is a condition precedent to Buyer's obligation to purchase Trust Common Shares under this paragraph that the Trust shall have borrowed at least 35% of the aggregate purchase price of each acquisition approved by the Executive Committee under this Section 6.14(a)(ii) from one or more third-party lenders. The Trust shall initiate each such sale and purchase by delivering to Buyer a certificate of the Chief Executive Officer of the Trust identifying the property to be acquired and the relevant purchase price and debt financing information therefor, and the number of Trust Common Shares to be sold and purchased.

         (c) If, as of the Business Day following the expiration of the 180 Day Period, Buyer has not purchased all of the Remaining Shares at a price of $15.50 per Trust Common Share, then Buyer has the option to purchase, and the Trust agrees to sell upon the exercise of this option, a number of Trust Common Shares that when added to the Trust Common Shares purchased pursuant to Sections 6.14(a) and (b), equals the total number of the Remaining Shares. Buyer may exercise this option only by providing notice of such exercise to the Trust on or before the second Business Day after the expiration of the 180 Day Period. Upon the exercise of this option, Buyer shall purchase, and the Trust shall sell, all of the Trust Common Shares covered by this option on the fifth Business Day after the expiration of the 180 Day Period. Each of the conditions precedent to the respective obligations of the Trust and Buyer and each of the deliveries required to be made at the Second Closing under this Agreement shall have been satisfied, waived or made, as applicable, as of the date of purchase under this paragraph as if such date were the Second Closing Date.

         (d) Each of the conditions precedent to the respective obligations of the Trust and Buyer and each of the deliveries required to be made at the Second Closing under the Purchase Agreement shall have been satisfied, waived or made, as applicable, as of the date of each purchase under Section
    6.14 as if such date were the Second Closing Date."

         5. New Section 6.15. The following Section 6.15 is hereby added to the Purchase Agreement:

         "Section 6.15 Open Market Purchases. Notwithstanding anything to the contrary in this Agreement, Buyer may, from time to time, purchase Trust Common Shares with an aggregate value (determined based on the price paid by Buyer in each such transaction) that does not exceed $10,000,000 in one or more open market transactions, which purchases will reduce the aggregate amount of the Additional Purchase Option on a dollar for dollar basis after the aggregate purchase price for the Additional Purchased Shares reaches $100,000,000, but Buyer shall not make any such purchase if, as a result of such purchase, Buyer would own in excess of the Threshold Amount. Buyer covenants that all such purchases will be conducted in accordance with all applicable federal and state securities laws."

         6. Full Force and Effect. Except as expressly provided in this Amendment, the


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Purchase Agreement shall continue in full force and effect in accordance with the provisions thereof and, unless expressly stated otherwise herein, the terms of the Purchase Agreement shall govern this Amendment.

         7. Effective Date. This Amendment shall be effective as of the date first set forth above and from and after such date all references to the Purchase Agreement shall be deemed to refer to the Purchase Agreement as amended by this Amendment.

         8. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.



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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                BUYER:

                                DEVELOPERS DIVERSIFIED REALTY CORPORATION, an Ohio corporation


                                By: /s/ James A. Schoff
                                Name:   James A. Schoff
                                Title:  Chief Investment Officer


                                THE TRUST:

                                AMERICAN INDUSTRIAL PROPERTIES REIT, a Texas real estate investment trust


                                By: /s/ Marc A. Simpson
                                Name:   Marc A. Simpson
                                Title:  Senior Vice President and Chief
                                        Financial Officer